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                                                                  EXHIBIT 10.100


July 25, 2002



Dear John:

This letter confirms our agreement around the changes in your employment with Sun Microsystems, Inc. For ease of reference, this letter will be referred to here and in other documents as the "Employment Agreement."

1. Beginning July 1, 2002, you will move out of your current role as Executive Vice President of Computer Systems, but will remain at your current salary, with a Sun Bonus Plan target of 200% of your base salary. This will make you eligible for a bonus payout of between 0 and 400% depending upon the results of the plan. You will continue to provide services to Sun such as participating in Sun's Leadership Institute, leading or participating in Sun customer visits, consulting to internal Sun organizations, and other assignments as deemed necessary and appropriate by Sun's Chairman and CEO. As a practical matter your liaison for administrative issues such as work balance and recording, travel expense reports, etc., will be Steve McGowan.

2. On or around June 30, 2003 you will be paid a gross cash bonus of $1,000,000, less applicable deductions.

3. Beginning July 1, 2003, you will move to part time status with a corresponding reduction in your salary to fifty percent of your current base salary. You will continue to provide services to Sun such as participating in Sun's Leadership Institute, leading or participating in Sun customer visits, consulting to internal Sun organizations, and other assignments as deemed necessary and appropriate by Sun's Chairman and CEO.

4.  Beginning July 1, 2003, you hereby waive participation in any Sun Bonus
    Plan.

5. For the period from July 1, 2002 through June 30, 2004 you will continue to receive coverage under Sun's flexible benefits policies.

6. On June 30, 2004, you will retire from Sun and will be eligible for the benefits outlined in the attached document, "When you Retire from Sun."

7. You will be subject to the Employee Proprietary Information Agreement you signed at hire, as well as the policies applicable to employees generally, including Sun's Standards of Business Conduct. Both the Employee Proprietary Information Agreement and the Standards of Business Conduct prohibit employees from engaging in other employment which constitutes a conflict of interest with their employment at the Company. To avoid such a conflict, in the event you desire to work elsewhere in any capacity prior to your termination date, whether as an employee, contractor or consultant, you must notify me and obtain my written consent in advance of commencement of any such work. Any such outside work, if


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    approved, can be for no more than half-time status. Should you commence such outside work without advance disclosure and my consent, or if you perform such outside work on more than half-time status, you will be considered as having voluntarily terminated your employment effective on the date such work commences. In such case this agreement will be null and void as of such date and Sun will have no obligation to provide or allow the things mentioned in this agreement. Upon termination you will have 90 days to exercise any vested options.

8. Should Sun decide to terminate your employment prior to June 30, 2004, you will still be entitled to the compensation and benefits stated herein.

9. The terms set forth in this letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10. To receive the benefits stated in this Transition Agreement, please confirm your receipt of this document by signing below, and by signing and returning the attached Release and Waiver within 45 days.

Do not hesitate to contact me with any questions.

Sincerely,


/s/ Crawford Beveridge
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Crawford Beveridge
Executive Vice President, People and Places, and
Chief Human Resources Officer

I agree with the above terms:

/s/ John C. Shoemaker
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John Shoemaker